Exhibit 3.1(b)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GEORESOURCES, INC.

GeoResources, Inc., a Colorado corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Colorado Business Corporation Act, hereby certifies to the Secretary of State of Colorado that:

FIRST: The Corporation desires to amend and restate Article IX of its Articles of Incorporation as currently in effect as hereinafter provided.

SECOND: Article IV of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety the following:

Article IX.

No Cumulative Voting

Cumulative voting in the election of directors shall not be allowed.

THIRD: The Corporation desires to amend its Articles of Incorporation so that the number of shareholder votes required to approve an amendment to the Corporation’s Articles of Incorporation be reduced from a two-thirds vote to a majority vote.

FOURTH: The Articles of Incorporation of the Corporation are hereby amended by adding Article XIII, which states:

Article XIII.

Voting Requirements

When, with respect to any action to be taken by shareholders of the Corporation, the Colorado Business Corporation Act requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action, unless any class of shares is entitled to vote thereon as a class, in which event the proposed action may be taken upon receiving the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon.

FIFTH: By unanimous written action of the Board of Directors of the Corporation, the Board of Directors duly advised the foregoing Articles of Amendment to the Articles of Incorporation, and by vote of the stockholders of the Corporation at a duly called meeting, the stockholders duly approved said Articles of Amendment to the Articles of Incorporation in compliance with the Colorado Business Corporation Act.

SIXTH: The number of votes cast for the amendments contained in these Articles of Amendment to the Articles of Incorporation by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group.

The (a) name and (b) mailing address of the individual who causes this document to be delivered for filing and to which the Secretary of State may deliver notice if filing of this document is refused, is Reid A. Godbolt, Esq., Jones & Keller, P.C., 1625 Broadway, Suite 1600, Denver, CO 80202, (303) 573-1600.